Exhibit 99.1

EFactor Group Expands Board of Directors with Appointment of Mr. Ad Prins

Recent Appointments Complete Independent Board Requirements for Nasdaq Listing

NEW YORK, NY – August 26, 2015 – EFactor Group Corp. (OTCQB; EFCT) "EFactor Group" or the "Company"), the premier business network for entrepreneurs designed to provide a variety of tools and business services to help drive business success, today announced it has appointed Mr. Ad Prins to its Board of Directors. Mr. Prins will join the recently appointed Robert Burnett and Leslie Green and join EFactor Group's existing directors, including Thomas Trainer (Chairman of the Board), Brian Banmillier and members of the Company’s management team. Mr. Prins will serve on the Audit Committee. The appointment of Mr. Prins as the Company’s third independent Board member would enable the Company to meet Nasdaq’s listing standards in the event it is successful in listing our securities on Nasdaq in the future. The total number of EFactor Group board members is eleven members.

Mr. Prins, 59, has over 35 years of international business experience, primarily in the information communications technology industry. Mr. Prins currently serves in various senior leadership positions, including a non-executive board member of Share2Use B.V. Amsterdam, an information communications technology company which he co-founded in 2014, a non-executive board member of Driepuntnul B.V. Amsterdam, an education and information communications technology company which he co-founded in 2014, and managing partner of Increasive Ventures B.V., an investment company which he co-founded in 2010. Mr. Prins has also been the Chief Financial Officer of and investment company, Lighthouse Management B.V. since 2005 and sole owner of AddVice B.V., Amsterdam, an interim management company, since 1993.

From 2005 to 2010, Mr. Prins was employed by Epyon Power B.V. Delft., an information communications technology company which he co-founded, where he served in various positions including as a non-executive board member. From 2005 to 2008, Mr. Prins served as the chief financial officer of a life sciences company, River Diagnostics B.V. Mr. Prins holds a Bachelor degree in Business Administration from Hanzehogeschool, Groningen, the Netherlands (1978).

"Ad provides our Board with a combination of operational expertise in technology with a strong background in finance," said Adriaan Reinders, CEO of EFactor Group. "The caliber of Ad's experience and that of each of our Board Members is critical to help us make decisions that we hope will grow our business and increase shareholder value. Our growth strategy, including our business objectives for the current year and future years will benefit from the continued review and guidance of our Board.”

The Company believes that the additional appointment of Mr. Prins and the establishment of the new committees announced on August 11, 2015 position the Company to meet almost all of the corporate governance requirements of the NASDAQ Capital Market, on which the Company intend to list its securities in the future. However, there is no assurance that the Company’s securities will be accepted for listing on NASDAQ.

About EFactor Group Corp.

EFactor Group Corp. is the premier business network for entrepreneurs designed to provide a variety of tools and business services to help drive business success. Through its wholly owned business services subsidiaries, EFactor Group provides its growing entrepreneurial community of over 1.9 million members with social networking and education, entrepreneur-focused business services, and financing opportunities including crowd funding. A proprietary selection and matching algorithm to offer specific content and resources tailored to each entrepreneur's unique business needs. With members in every country in all 196 countries in the world across 240 industry groups, EFactor Group has built the only comprehensive entrepreneurial community that serves as a source of inspiration and ideas on platform that also consolidates essential services to foster business growth.

EFactor Group's operations are categorized by the following Business Divisions:
1. Social Networking

2. Business Services

3. Funding options.

For more information about EFactor Group Corp. (EFCT) please visit: http://efactorgroup.com. Or see our company video here: http://ir.efactorgroup.com/videos/view/4/efactor-video

The EFactor.com Value – The Entrepreneurs Wingman

EFactor hosts a social network designed to support you as your business grows, along every step of your journey. We'll be there to congratulate you every time you win and will coach and inspire you whenever you feel frustrated by setbacks. You can count on us to connect you with the right people for you and your company and offer you the resources and talent that will help you succeed. We are highly motivated everyday people who genuinely care about our team and customers. We cheer each other on and have each other's back. We get to see our ideas come to life every single day. We're entrepreneurs, contributing our expertise to the community.

For more information or to become a member of EFactor, please visit: www.efactor.com

Cautionary Note on Forward-Looking Statements:

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not statements of historical fact and often contain words such as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “estimate,” “seek,” “could,” “should,” “intend,” “potential,” or words of similar meaning. Forward-looking statements are based on management’s current expectations, beliefs, assumptions and estimates regarding our company, industry, economic conditions, government regulations, energy policies and other factors. These statements are subject to significant risks, uncertainties, and assumptions that are difficult to predict and could cause actual results to differ materially and adversely from those expressed or implied in the forward-looking statements. These risks include risk factors described from time to time in the reports and registration statements we file with the Securities and Exchange Commission, including those in our most recent Form 10-K and any updates thereto in our Forms 10-Q. There may be other risks and uncertainties that are not currently known to us or that we currently believe are not material. We make forward-looking statements based on currently available information, and we assume no obligation to, and expressly disclaim any obligation to, update or revise publicly any forward-looking statements made in this release, whether as a result of new information, future events or otherwise, except as required by law.

Company:
Marion Freijsen – Co-Founder/COO
EFactor Group Corp.
Main: +1 650 380 8280
Email: marion@EFactorgoup.com
EFactor email: http://www.EFactor.com/marion

Investor Relations:
John Mattio – Corporate and Investor Communications
EFactor Group Corp.
Main: +1 203 297 3911
Email: john.mattio@EFactor.com